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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 020549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                    QWEST COMMUNICATIONS                                            QWEST CAPITAL
                     INTERNATIONAL INC.                                             FUNDING, INC.

          (Exact name of each registrant as specified in its charter)

                DELAWARE                                   4811                                   COLORADO
    (State or other jurisdiction of            (Primary Standard Industrial           (State or other jurisdiction of
     incorporation or organization)            Classification Code Number)             incorporation or organization)

               84-1339282                                                                        84-1028672
            (I.R.S. Employer                                                                  (I.R.S. Employer
         Identification Number)                                                            Identification Number)

                             1801 CALIFORNIA STREET
                             DENVER, COLORADO 80202
                                 (303) 992-1400
         (Address, Including Zip Code, and Telephone Number, Including
          Area Code, of Both Registrants' Principal Executive Offices)

                                ROBIN R. SZELIGA
               EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER
                    QWEST COMMUNICATIONS INTERNATIONAL INC.
                             1801 CALIFORNIA STREET
                             DENVER, COLORADO 80202
                                 (303) 992-1400

 (Name, Address, Including Zip Code, and Telephone Number of Agent for Service
                             for Both Registrants)
                         ------------------------------

                                   COPIES TO:

                            RICHARD A. BOEHMER, ESQ.
                            STEVEN L. GROSSMAN, ESQ.
                             O'MELVENY & MYERS LLP
                       400 SOUTH HOPE STREET, 15TH FLOOR
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 430-6000
                         ------------------------------

          Approximate Date of Commencement of Proposed Sale to the Public:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF SECURITIES TO BE        AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
                 REGISTERED                       REGISTERED              UNIT               PRICE(1)        REGISTRATION FEE(1)
7.25% Notes due 2011                            $2,250,000,000            100%            $2,250,000,000          $562,500
Guarantees constituting guarantees of the
  7.25% Notes by Qwest                                 *                    *                    *                    *
7.75% Notes due 2031                            $1,000,000,000            100%            $1,000,000,000          $250,000
Guarantees constituting guarantees of the
  7.75% Notes by Qwest                                 *                    *                    *                    *

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended.

*   No separate consideration will be received for the Guarantees.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8, MAY DETERMINE.
--------------------------------------------------------------------------------
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
                   SUBJECT TO COMPLETION, DATED JULY 12, 2001
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                          QWEST CAPITAL FUNDING, INC.
                   (formerly U S WEST Capital Funding, Inc.)

                    OFFER TO EXCHANGE ALL OF OUR OUTSTANDING
                      $2,250,000,000 7.25% NOTES DUE 2011
                                      AND
                      $1,000,000,000 7.75% NOTES DUE 2031
                                      FOR
                      $2,250,000,000 7.25% NOTES DUE 2011
                                      AND
               $1,000,000,000 7.75% NOTES DUE 2031, RESPECTIVELY,
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                     PAYMENT OF PRINCIPAL, PREMIUM, IF ANY,
       AND INTEREST ON THE NEW 7.25% NOTES AND ON THE NEW 7.75% NOTES IS
                                UNCONDITIONALLY
                                   GUARANTEED
                                       BY
               QWEST COMMUNICATIONS INTERNATIONAL INC. ("QWEST")
         -------------------------------------------------------------

    Qwest Capital Funding, Inc. (formerly U S WEST Capital Funding, Inc.) (the "Company" or "Capital Funding," which may be referred to as "we," "us," or "our") hereby offers, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the "exchange offer"), to exchange up to $2,250,000,000 aggregate principal amount of our new 7.25% Notes due 2011 (the "new 7.25% Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of our outstanding 7.25% Notes due 2011 (the "old 7.25% Notes" and collectively with the new 7.25% Notes, the "7.25% Notes"), which have not been so registered, and to exchange up to $1,000,000,000 aggregate principal amount of our new 7.75% Notes due 2031 (the "new 7.75% Notes"), which have been registered under the Securities Act, for a like principal amount of our outstanding 7.75% Notes due 2031 (the "old 7.75% Notes" and collectively with the new 7.75% Notes, the "7.75 Notes"), which have not been so registered. The terms of the new 7.25% Notes and of the new 7.75% Notes (collectively, the "new Notes") are identical in all material respects to the old 7.25% Notes and the old 7.75% Notes (collectively, the "old Notes"), respectively, except for the absence of certain transfer restrictions relating to the old Notes. The new Notes will evidence the same indebtedness as the old Notes, and will be issued pursuant to, and entitled to the benefits of, the same Indenture that governs the old Notes.

    We will accept for exchange any and all old Notes validly tendered and not
withdrawn prior to 5:00 p.m., New York City time, on              , 2001 unless
extended. The exchange offer is not conditioned upon any principal amount of the old 7.25% Notes or of the old 7.75% Notes being tendered for exchange pursuant to the exchange offer. The exchange offer is subject to certain other customary conditions. See "The Exchange Offer--Conditions of the Exchange Offer." We will not receive any proceeds from the exchange offer.

    We do not intend to list the new 7.25% Notes or the new 7.75% Notes on any securities exchange. Therefore no active public market for the new 7.25% Notes or the new 7.75% Notes is anticipated. You should carefully review the Risk Factors on page 9 of this Prospectus.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS        , 2001.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE............      1

WHERE YOU CAN FIND MORE INFORMATION.........................      2

PROSPECTUS SUMMARY..........................................      3

RISK FACTORS................................................      9

THE EXCHANGE OFFER..........................................     10

CAPITALIZATION OF QWEST COMMUNICATIONS INTERNATIONAL INC....     19

RATIO OF EARNINGS TO FIXED CHARGES..........................     19

DESCRIPTION OF NEW NOTES....................................     20

REGISTRATION RIGHTS.........................................     29

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS.....................     32

PLAN OF DISTRIBUTION........................................     36

LEGAL MATTERS...............................................     37

EXPERTS.....................................................     37

                FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE

    This prospectus contains or incorporates by reference financial projections, synergy estimates and other "forward-looking statements" as that term is used in federal securities laws about Qwest's and our financial condition results of operations and business. These statements include, among others:

    - statements concerning the benefits that Qwest expects will result from its business activities and certain transactions Qwest has completed, such as increased revenues, decreased expenses and avoided expenses and expenditures; and

    - statements of Qwest's expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

    These statements may be made expressly in this prospectus, or may be incorporated by reference to other documents filed with the Securities and Exchange Commission (the "SEC"). You can find many of these statements by looking for words such as "believes," "expects" "anticipates," "estimates," or similar expressions used in this prospectus or incorporated by reference in this prospectus.

    These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause Qwest's and our actual results to be materially different from any future results expressed or implied by Qwest and us in those statements. The risks and uncertainties include those risks, uncertainties and risk factors identified, among other places, under "Risk Factors" and under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the documents incorporated by reference in this prospects.

    The most important facts that could prevent Qwest and us from achieving our stated goals include the following:

    - intense competition in the communications services market;

    - changes in demand for Qwest's products and services;

    - dependence on new product development and acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels;

    - rapid and significant changes in technology and markets;

    - higher than anticipated employee levels, capital expenditures and operating expenses;

    - adverse changes in the regulatory or legislative environment affecting Qwest's business and delays in Qwest's ability to provide interLATA long-distance services in its 14-state local service territory;

    - failure to maintain rights of way; and

    - failure to achieve the projected synergies and financial results expected to result from the acquisition of U S WEST, Inc., ("Old U S WEST"), by Qwest on June 30, 2000 (the "Merger"), timely or at all, and difficulties in combining the operations of Qwest and Old U S WEST, which could affect our revenues, levels of expenses and operating results.

    Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. Qwest and we caution you not to place undue reliance on the statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, the date of the document.

    The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or we or persons acting on their or our behalf may issue. Neither Qwest nor we undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                      WHERE YOU CAN FIND MORE INFORMATION

    Qwest files and Old U S WEST filed annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document Qwest and Old U S WEST filed at the SEC's public reference facilities in Washington, D.C., New York, New York, and Chicago, Illinois. For further information on the public reference rooms, please call the SEC at 1-800-SEC-0330. Qwest's and Old U S WEST's SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. In addition, their SEC filings may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    Qwest and we incorporate by reference into this prospectus the documents listed below and any future filings (including filings made after the date of this prospectus, but before the registration statement becomes effective) made by Qwest with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    - Qwest's Annual Report on Form 10-K for the year ended December 31, 2000;

    - Qwest's Quarterly Report on Form 10-Q for the quarter ended March 31,
      2001;

    - Qwest's Current Reports on Form 8-K filed January 25, 2001, February 27, 2001, March 15, 2001, March 22, 2001, March 29, 2001, April 5, 2001,
      April 25, 2001, April 27, 2001, May 17, 2001, June 5, 2001 (as amended by
      Form 8-K/A filed June 5, 2001), June 8, 2001, June 20, 2001 and June 21, 2001;

    You may obtain documents incorporated by reference in this prospectus at no cost by requesting them in writing from Qwest at the following address:

                            Corporate Secretary
                           Qwest Communications International Inc.
                           1801 California Street, Suite 3800
                           Denver, Colorado 80202
                           (303) 992-1400

    If you would like to request documents from us, please do so by , 2001 to receive them before the exchange offer expires.

    Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein, or in any other subsequently filed document that also is or is deemed to be incorporated herein or therein by reference, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

    You should rely only on the information in this prospectus or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these debt securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front page of this prospectus. Separate financial statements of Capital Funding are not publicly available.

                               PROSPECTUS SUMMARY

    THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. CERTAIN CAPITALIZED TERMS USED HEREIN ARE DEFINED ELSEWHERE IN THIS PROSPECTUS.

WHO WE ARE

    We are a wholly owned subsidiary of Qwest. We provide financing to Qwest and its affiliates by issuing debt guaranteed by Qwest. We are a Colorado corporation and our principal executive offices are located at 1801 California Street, Denver, Colorado 80202, Suite 3800, telephone number (303) 992-1400.

    Qwest is an international leader in broadband Internet communications and application services to over 29 million customers. Qwest has over 3 million fiber miles and over 100,000 route miles. Qwest provides Internet-based data, image and voice communications, Digital Subscriber Line (DSL) services and long-distance services internationally, and wireless, local communications and directory services in 14 western states of the United States.

    The Merger accelerated Qwest's strategy of becoming a premier end-to-end international provider of advanced broadband Internet-based communications and enables Qwest to extend its broadband Internet leadership position to more business and retail customers throughout the world. The Merger also brings about significant economies of scale and revenue opportunities, while providing meaningful cost savings attained through the avoidance or elimination of duplicate operating costs and capital expenditures.

    Qwest is a Delaware corporation incorporated on February 18, 1997. Its principal executive offices are located at 1801 California Street, Denver, Colorado 80202, Suite 3800, and its telephone number is (303) 992-1400. For additional information about Qwest, please refer to the documents we have incorporated by reference. See "WHERE YOU CAN FIND MORE INFORMATION."

CREDIT RATINGS

    Standard & Poor's Ratings Services, Moody's Investor Services, Inc., and Fitch Investor Services, Inc. rate our commercial paper at A-2, P-2, and F2, respectively, and our long-term senior unsecured debt at BBB+, Baa1 and BBB+, respectively.

    Standard & Poor's, Moody's and Fitch rate the long-term debt of Qwest at BBB+, Baa1 and BBB+, respectively.

THE EXCHANGE OFFER

    On February 14, 2001, we issued $2,250,000,000 aggregate principal amount of 7.25% Notes due 2011 and $1,000,000,000 aggregate principal amount of 7.75% Notes due 2031 to certain initial purchasers in a transaction exempt from the registration requirements of the Securities Act. The terms of the new 7.25% Notes and the new 7.75% Notes and the old Notes are substantially identical in all material respects, except that the new Notes will be freely transferable by the holders, except as otherwise provided in this prospectus. The old Notes and the new Notes are sometimes collectively referred to as the "Notes."

    We are offering to exchange $1,000 principal amount of new 7.25% Notes for each $1,000 principal amount of old 7.25% Notes and to exchange $1,000 principal amount of new 7.75% Notes for each $1,000 principal amount of old 7.75% Notes.

    In connection with the sale of the old Notes, we entered into a Registration Rights Agreement with the initial purchasers dated as of February 14, 2001 (the "Registration Rights Agreement"), which grants the holders of the old Notes certain exchange and registration rights. The exchange offer is intended to satisfy such exchange rights, which terminate upon the consummation of the exchange offer.

    Based upon existing interpretations of the Securities Act by the Staff of the SEC as set forth in several no-action letters to third parties, we believe that the new Notes issued in the exchange offer may be offered for resale or resold by holders without having to comply with the registration and prospectus delivery requirements of the Securities Act, provided that:

    - the new Notes are acquired in the ordinary course of the holders' business and the holders have no arrangement with any person to engage in a distribution of new Notes, and

    - the holders are not "affiliates" of Qwest or us or broker-dealers who purchased old Notes directly from us to resell under Rule 144A or any other available exemption under the Securities Act.

    Each holder, other than a broker-dealer, must represent that it is not an affiliate of us or Qwest, is acquiring the new Notes in the ordinary course of its business, is not engaged in and does not intend to engage in a distribution of the new Notes and has no arrangement to participate in a distribution of new Notes. Each broker-dealer that receives new Notes for its own account in the exchange offer must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the new Notes. Broker-dealers who acquired old Notes directly from us and not as a result of market-making activities or other trading activities may not participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to resell the old Notes.

    We do not intend to seek our own no-action letter from the Staff of the SEC, and there can be no assurance that the Staff would make a similar determination with respect to the new Notes as it has in no-action letters to third-parties referred to above.

EXPIRATION DATE..............................  The exchange offer will expire at 5:00 p.m.,
                                               New York City time, on              , 2001,
                                               or a later date and time to which we extend
                                               it (the "expiration date").

WITHDRAWAL...................................  The tender of the old 7.25% Notes or the old
                                               7.75% Notes in the exchange offer may be
                                               withdrawn at any time before 5:00 p.m., New
                                               York City time, on              , 2001, or a
                                               later date and time to which we extend the
                                               offer.

INTEREST ON THE NEW NOTES AND THE OLD NOTES..  Interest on the new 7.25% Notes and the new
                                               7.75% Notes will accrue from the date of the
                                               original issuance of the old 7.25% Notes or
                                               the old 7.75% Notes, as applicable, or from
                                               the date of the last periodic payment of
                                               interest on the old 7.25% Notes or the old
                                               7.75% Notes, as applicable, whichever is
                                               later. No additional interest will be paid on
                                               the old Notes tendered and accepted for
                                               exchange. However, old Notes that are not
                                               tendered or accepted for exchange will
                                               continue to accrue interest.

CONDITIONS TO THE EXCHANGE OFFER.............  The exchange offer is subject to certain conditions, which we may waive. See "THE
                                               EXCHANGE OFFER--Conditions to the Exchange
                                               Offer."

PROCEDURES FOR TENDERING OLD NOTES...........  To accept the exchange offer, you must complete, sign and date a copy of the
                                               accompanying letter of transmittal and mail
                                               or otherwise deliver it, together with the
                                               old 7.25% Notes or the old 7.75% Notes, as
                                               the case may be, and any other required
                                               documentation, to the exchange agent at the
                                               address set forth in this prospectus. Persons
                                               holding the old 7.25% Notes or the old 7.75%
                                               Notes, as applicable, through the Depository
                                               Trust Company ("DTC") and wishing to accept
                                               the exchange offer must do so under the DTC's
                                               automated tender offer program. Under this
                                               program, each tendering participant will
                                               agree to be bound by the letter of
                                               transmittal.

SPECIAL PROCEDURES FOR BENEFICIAL OWNERS.....  Any beneficial owner whose old Notes are beneficially registered in the name of a
                                               broker, dealer, commercial bank, trust
                                               company or other nominee and who wishes to
                                               tender should contact such registered holder
                                               promptly and instruct such registered holder
                                               to tender on such beneficial owner's behalf.
                                               If such beneficial owner wishes to tender on
                                               such beneficial owner's own behalf, such
                                               owner must, before completing and executing
                                               the letter of transmittal and delivering its
                                               old Notes, either make appropriate
                                               arrangements to register ownership of the old
                                               Notes in such owner's name or obtain a
                                               properly completed bond power from the
                                               registered holder. The transfer of registered
                                               ownership may take considerable time.

GUARANTEED DELIVERY PROCEDURES...............  Holders of old Notes who wish to tender their old Notes and whose old Notes are not
                                               immediately available or who cannot deliver
                                               their old Notes, the letter of transmittal or
                                               any other documents required by the letter of
                                               transmittal to the exchange agent (or comply
                                               with the procedures for book-entry transfer)
                                               before the expiration date must tender their
                                               old Notes according to the guaranteed
                                               delivery procedures set forth in "THE
                                               EXCHANGE OFFER--Guaranteed Delivery
                                               Procedures."

EXCHANGE AGENT...............................  Our principal exchange agent is Bank One
                                               Trust Company, National Association.

FEDERAL INCOME TAX CONSIDERATIONS............  In the opinion of our counsel, the exchange of old Notes for new Notes in the exchange
                                               offer will not be a taxable exchange for
                                               United States federal income tax purposes.

EFFECT OF NOT TENDERING......................  Old 7.25% Notes or old 7.75% Notes that are not tendered, or that are tendered but not
                                               accepted, will continue to be subject to the
                                               existing restrictions on transfer. We will
                                               have no further obligation to register the
                                               old 7.25% Notes or the old 7.75% Notes under
                                               the Securities Act. See "THE EXCHANGE
                                               OFFER--Consequences Of Failure To Exchange."

THE NEW NOTES

    Some of the terms and conditions described below are subject to important limitations and exceptions. The "DESCRIPTION OF NEW NOTES" section of this prospectus beginning on page 20 contains a more detailed description of the terms and conditions of the new Notes.

ISSUER.......................................  Qwest Capital Funding, Inc. (formerly U S
                                               WEST Capital Funding, Inc.), a Colorado
                                               corporation.

GUARANTOR....................................  Qwest Communications International Inc., a
                                               Delaware corporation.

SECURITIES OFFERED...........................  $2,250,000,000 principal amount of new 7.25%
                                               Notes due 2011. $1,000,000,000 principal
                                               amount of new 7.75% Notes due 2031.

MATURITY.....................................  February 15, 2011, and February 15, 2031, as
                                               applicable.

INTEREST RATE................................  7.25% and 7.75%, as applicable, per annum, calculated using a 360-day year of twelve 30
                                               day months.

INTEREST PAYMENT DATES.......................  Each February 15 and August 15 commencing
                                               August 15, 2001.

RANKING......................................  The new Notes will rank equally with all of our other unsecured and unsubordinated
                                               indebtedness. As of March 31, 2001, we had
                                               approximately $13 billion of debt
                                               outstanding, not including debt of Qwest's
                                               other subsidiaries.

                                               The Notes are obligations guaranteed by
                                               Qwest. Qwest is a holding company with no
                                               material assets other than the stock of its
                                               subsidiaries. Qwest's subsidiaries conduct
                                               substantially all of their respective
                                               operations and own substantially all of their
                                               respective assets at the subsidiary level. As
                                               a result, the Notes effectively rank junior
                                               to all existing and future debt, trade
                                               payables and other liabilities of Qwest's
                                               subsidiaries other than us.

OPTIONAL REDEMPTION..........................  We can redeem the Notes at any time at a redemption price determined as described
                                               under "DESCRIPTION OF NEW NOTES--Optional
                                               Redemption" on page 20.

RISK FACTORS

    We urge you to carefully review the risk factors beginning on page 9 for a discussion of factors you should consider before exchanging your old Notes for new Notes.

                          SELECTED FINANCIAL DATA FOR
                    QWEST COMMUNICATIONS INTERNATIONAL INC.
                             (DOLLARS IN MILLIONS)

    The table below shows selected historical financial information for Qwest. Amounts reflected below for the years ended December 31, 1996, 1997, 1998 and 1999, as well as the three months ended March 31, 2000, represent the results of operations of Old U S WEST only (the accounting acquirer in the Merger). For the year ended December 31, 2000, the amounts reflect the results of operations for
(i) Old U S WEST from January 1, 2000 through June 29, 2000 and (ii) the merged Qwest entity from June 30, 2000 through the end of the year. The amounts shown for the three months ended March 31, 2001 reflect the operations of the merged Qwest entity. Interim operating results are not necessarily indicative of results that may be expected for the full year.

                                                                                       THREE MONTHS
                                           YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                             ----------------------------------------------------   -------------------
                               1996       1997       1998       1999       2000       2000       2001
                             --------   --------   --------   --------   --------   --------   --------
                                                                                        (UNAUDITED)
Operating revenues.........  $11,168    $11,521    $12,395    $13,182    $16,610     $3,377     $5,051
Operating expenses.........    8,356      8,745      9,346      9,845     14,787      2,470      4,414
Operating income...........    2,812      2,776      3,049      3,337      1,823        907        637
Net income (loss)(1).......    1,535      1,524      1,508      1,342        (81)       404        (46)
Total assets...............   17,279     17,667     18,407     23,272     73,501     22,701     75,774
Total debt.................    6,545      5,715      9,919     13,071     19,066     12,600     21,779
Debt to total capital
  ratio....................     61.6%      56.7%      92.9%      91.2%      31.6%      90.5%      34.9%
EBITDA(2)..................  $ 4,970    $ 4,939    $ 5,248    $ 5,704    $ 6,917     $1,508     $1,997
Interest expense...........      448        405        543        736      1,041        211        338
Capital expenditures.......    2,831      2,672      2,905      4,218      6,968      1,241      2,943
Dividends paid on common
  stock....................  $   939    $   992    $ 1,056    $ 1,187    $   542     $  271     $   --

------------------------

(1) Net loss for the first three months of 2001 includes a charge of $128 million for Merger-related and other one-time charges, a benefit of $14 million for the increase in the market value of Global Crossing Ltd. financial instruments, a charge of $85 million on our marketable equity securities for other than temporary declines in value, and an extraordinary charge of $65 million related to the early retirement of debt. 2000 net loss includes a charge of $1.096 billion of Merger-related costs, a charge of $560 million on the decline in the market value of certain financial instruments and a net gain of $182 million on the sales of investments. 1999 net income includes expenses of $282 million related to a terminated merger, a loss of $225 million on the sale of common stock and a charge of $34 million on the decline in the market value of derivative financial instruments. 1999 net income also includes $240 million for the cumulative effect of a change in accounting principle related to recognizing directory publishing revenues and expenses from the "deferred method" to the "point of publication method." 1998 net income includes expenses of $68 million associated with the June 12, 1998 separation of

    Old U S WEST's former parent company into two independent companies and an asset impairment charge of $21 million. 1997 net income includes a $152 million regulatory charge related primarily to the 1997 Washington State Supreme Court ruling that upheld a Washington rate order, a gain of $32 million on the sale of Old U S WEST's one-seventh interest in Bell Communications Research, Inc. and a gain of $48 million on the sales of local telephone exchanges. 1997 net income was also reduced by an extraordinary charge of $3 million for the early extinguishment of debt. 1996 net income includes a gain of $36 million on the sale of local telephone exchanges and the current effect of $15 million from adopting Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." 1996 net income also includes a gain of $34 million for the cumulative effect of the adoption of SFAS No. 121.

(2) Earnings before interest, income taxes, depreciation and amortization ("EBITDA") does not include non-recurring and non-operating items such as Merger-related costs, asset write-offs and impairments, gains/losses on the sale of investments and fixed assets, changes in the market values of investments, one-time legal charges and sales of local telephone exchanges. EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to net earnings (loss) as an indicator of our operating performance or as an alternative to cash flows as a source of liquidity, and may not be comparable with EBITDA as defined by other companies.

                                  RISK FACTORS

    You should carefully consider the following discussion of risks, and the other information included or incorporated by reference in this prospectus in evaluating us and Qwest and our and their business before participating in the exchange offer:

RISK FACTORS RELATED TO THE EXCHANGE

    Holders of old Notes who do not exchange their old Notes for new Notes will continue to be subject to the restrictions on transfer of the old Notes, as set forth in the legends on the old Notes. The old Notes may not be offered or sold unless they are registered under the Securities Act or are exempt from registration. See "THE EXCHANGE OFFER."

DIFFICULTIES IN COMBINING OPERATIONS AND REALIZING SYNERGIES

    Qwest expects that the Merger will result in certain benefits, including operating efficiencies, cost savings, synergies and other benefits. Achieving the benefits of the Merger will depend in part upon the integration of the businesses of Old U S WEST and Qwest in an efficient manner, which Qwest believes will require considerable effort. In addition, the consolidation of operations has required and will continue to require substantial attention from management. The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the revenues, levels of expenses and operating results of the combined company. No assurance can be given that the two companies will succeed in integrating their operations in a timely manner or without encountering significant difficulties or that the expected operating efficiencies, cost savings, synergies and other benefits from such integration will be realized. There can be no assurance that such integration efforts will not have a material adverse effect on Qwest's ability to compete or will not materially affect its ability to service its debt, including the Notes.

FUTURE PROVISION OF INTERLATA SERVICES

    In the 14-state territory where Qwest provides service as an incumbent local exchange carrier, Qwest is permitted to provide interLATA services only upon satisfaction of certain regulatory conditions primarily related to local exchange telephone competition. These restrictions will be lifted on a state-by-state basis following further proceedings in these states and at the Federal Communications Commission (the "FCC"). Qwest expects to file, by the end of 2001 or in the first quarter of 2002, applications with the FCC for authority to enter the interLATA business in each of the 14 states in its local service territory. Qwest expects to receive approval from the FCC within 90 days after each such filing, and in any event by the end of the second quarter of 2002. There can be no assurance that Qwest will obtain timely approval of these applications. As a result of these restrictions on in-region interLATA services, Qwest will not be able to offer a ubiquitous long-distance solution to those customers requiring services both in and out of the region. This may materially adversely impact Qwest's ability to achieve its targeted growth in national accounts requiring these services. Even after elimination of the interLATA restrictions, Qwest's long-distance operations will be subject to various regulatory constraints, including the requirement that interLATA services be offered through a subsidiary that is structurally separated from Qwest's local exchange company. There can be no assurance that these regulations will not have a material adverse effect on Qwest's ability to compete or will not materially affect its ability to service its debt, including the Notes.

QWEST IS DEPENDENT ON ITS SUBSIDIARIES FOR REPAYMENT OF DEBT

    The Notes are obligations guaranteed by Qwest. Qwest is a holding company with no material assets other than the stock of its subsidiaries. Qwest conducts substantially all of its operations and owns substantially all of its assets at the subsidiary level. As a result, the Guarantees effectively will rank junior to all existing and future debt, trade payables and other liabilities of Qwest's subsidiaries other than us. The rights of Qwest, and hence the rights of its creditors (including holders of the Notes through Qwest's guarantee of payment of principal, premium, if any, and interest) to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary's creditors, except to the extent that claims of Qwest itself as a creditor of the subsidiary may be recognized. After the payment of the subsidiary's liabilities, the subsidiary may not have enough assets remaining to pay Qwest to permit its creditors, including the holders of the Notes through the guarantees, to be paid.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    We originally issued and sold the old Notes on February 14, 2001 in an offering exempt from registration under the Securities Act in reliance upon the exemptions provided by Section 4(2), Rule 144A of the Securities Act. Accordingly, the old Notes may not be transferred unless registered or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.

    As a condition to the sale of the old Notes, we, Qwest and the initial purchasers of the old Notes (the "initial purchasers") entered into the Registration Rights Agreement. In the Registration Rights Agreement, we agreed that we would use our reasonable best efforts to:

    - file with the SEC a registration statement under the Securities Act with respect to the new Notes within 150 calendar days of February 14, 2001 (or by July 14, 2001);

    - cause a registration statement to be declared effective under the Securities Act within 210 calendar days after February 14, 2001 (or by September 12, 2001);

    - keep the exchange offer open for not less than 30 calendar days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to the holders of the old Notes; and

    - consummate the exchange offer within 240 calendar days of February 14, 2001 (or by October 12, 2001).

    We have filed a copy of the Registration Rights Agreement as an exhibit to the registration statement of which this prospectus is a part. The registration statement satisfies certain of our obligations under the Registration Rights Agreement.

TERMS OF THE EXCHANGE OFFER, PERIOD FOR TENDERING OLD NOTES

    This prospectus and the accompanying letter of transmittal together make up the exchange offer. On the terms and subject to the conditions set forth in this prospectus and the letter of transmittal, we will accept for exchange any old 7.25% Notes and any old 7.75% Notes that are properly tendered on or before the expiration date unless they are withdrawn as permitted below. We will issue $1,000 principal amount of new 7.25% Notes in exchange for each $1,000 principal amount of outstanding old 7.25% Notes surrendered in the exchange offer and we will issue $1,000 principal amount of new 7.75% Notes in exchange for each $1,000 principal amount of outstanding old 7.75% notes surrendered in the exchange offer. Holders of the old Notes may tender some or all of their old Notes; however, old Notes may be exchanged only in integral multiples of $1,000.

The form and terms of the new Notes are the same as the form and terms of the old Notes except that the exchange will be registered under the Securities Act and the new Notes will not bear legends restricting their transfer.

    The new 7.25% Notes and the new 7.75% Notes will evidence the same debt as the old 7.25% Notes and the old 7.75% Notes, respectively, and will be issued under the same indenture.

    The exchange offer is not conditioned upon any minimum principal amount of old 7.25% Notes or old 7.75% Notes being tendered. As of the date of this prospectus, an aggregate of $2,250,000,000 in principal amount of the old 7.25% Notes is outstanding and an aggregate of $1,000,000,000 in principal amount of the old 7.75% Notes is outstanding. This prospectus is first being sent on or
about              , 2001, to all holders of old Notes known to us.

    Holders of the old Notes do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer.

    We may, at any time or from time to time, extend the period of time during which the exchange offer is open and delay acceptance for exchange of any old Notes by giving written notice of the extension to the holders as described below. During the extension, all old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration of the exchange offer.

    We reserve the right to amend or terminate the exchange offer if any of the conditions of the exchange offer are not met. The conditions of the exchange offer are specified below under "--Conditions Of The Exchange Offer." We will give written notice of any extension, amendment, nonacceptance or termination to the holders of the old Notes as promptly as practicable. Any extension to be issued by means of a press release or other public announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

PROCEDURES FOR TENDERING OLD NOTES

    The tender of old 7.25% Notes or old 7.75% Notes by a holder as set forth below and the acceptance by us will create a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, a holder who wishes to tender old 7.25% Notes or old 7.75% Notes for exchange must send a completed and signed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at one of the addresses set forth below under "--Exchange Agent" on or before the expiration date. In addition, either:

    - the exchange agent must receive before the expiration date certificates for the old 7.25% Notes or old 7.75% Notes, as applicable, along with the letter of transmittal;

    - the exchange agent must receive confirmation before the expiration date of a book-entry transfer of the old 7.25% Notes or old 7.75% Notes, as applicable, into the exchange agent's account at the DTC as described below; or

    - the holder must comply with the guaranteed delivery procedures described below.

    The method of delivery of old 7.25% Notes or old 7.75% Notes, letters of transmittal and all other required documents, including delivery through DTC, is at the election and risk of the holders. If the delivery is by mail, we recommend that holders use registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure timely delivery. Holders should not send letters of transmittal or old 7.25% Notes or old 7.75% Notes to us.

    Some beneficial ownership of old Notes is registered in the name of a broker, dealer, commercial bank, trustee or other nominee. If one of those beneficial owners wishes to tender, the beneficial owner should contact the registered holder of the old Notes promptly and instruct the registered holder to tender on the beneficial owner's behalf. If one of those beneficial owners wishes to tender on its own behalf, then before completing and signing the letter of transmittal and delivering its old Notes, the beneficial owner must either register ownership of the old Notes in the beneficial owner's name or obtain a properly completed power of attorney from the registered holder of old Notes. The transfer of record ownership may take considerable time. If the letter of transmittal is signed by a person other than the registered holder of the old Notes, the old Notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the letter of transmittal must be signed exactly as the name of the registered holder appears on the old Notes.

    Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the old 7.25% Notes or old 7.75% Notes surrendered for exchange are tendered:

    - by a registered holder of the old Notes who has not completed the box entitled "SPECIAL REGISTRATION INSTRUCTIONS" or "SPECIAL DELIVERY INSTRUCTIONS" on the letter of transmittal, or

    - for the account of a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an eligible guarantor institution. Eligible guarantor institutions include:

    - a member of a registered national securities exchange; or

    - a member of the National Association of Securities Dealers, Inc.; or

    - a commercial bank or trust company having an office or correspondent in the United States.

    If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an eligible guarantor institution.

    If old Notes are registered in the name of a person other than a signer of the letter of transmittal, the old Notes surrendered for exchange must be endorsed by the registered holder with the signature guaranteed by an eligible guarantor institution. Alternatively, the old Notes may be accompanied by a written assignment, signed by the registered holder with the signature guaranteed by an eligible guarantor institution.

    All questions as to the validity, form, eligibility, time of receipt and acceptance of old Notes tendered for exchange will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any tenders of any old Notes not properly tendered or any old Notes whose acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any old Notes either before or after the expiration date. The interpretation of the terms and conditions of the exchange offer as to any old Notes either before or after the expiration date by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old Notes for exchange must be cured within a reasonable period of time as we will determine. Neither we, Qwest, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of old Notes for exchange. Any old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable.

    If the letter of transmittal or any old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, those persons must submit proper evidence satisfactory to us of their authority to act.

    By tendering, each holder will represent to us:

    - that it is not an "affiliate," as defined in Rule 405 of the Securities Act, of us or Qwest, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

    - that it is not a broker-dealer tendering Registrable Securities (as defined in the Registration Rights Agreement described herein) acquired directly from us;

    - that it is acquiring the new 7.25% Notes or the new 7.75% Notes in the ordinary course of its business; and

    - at the time of the closing of the exchange offer it has no arrangement or understanding to participate in the distribution, within the meaning of the Securities Act, of the new 7.25% Notes or the new 7.75% Notes.

    If the holder is a broker-dealer that will receive new 7.25% Notes or new 7.75% Notes for its own account in exchange for old 7.25% Notes or old 7.75% Notes that were acquired as a result of market-making activities or other trading activities, the holder may be deemed to be an "underwriter" within the meaning of the Securities Act. Such holder will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the new 7.25% Notes or the new 7.75% Notes. However, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE, DELIVERY OF NEW NOTES

    Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old 7.25% Notes and all old 7.75% Notes properly tendered and will issue the new 7.25% Notes and the new 7.75% Notes, as applicable, promptly after acceptance of the old 7.25% Notes and the old 7.75% Notes, respectively. See "--Conditions Of The Exchange Offer" below. We will be deemed to have accepted properly tendered old 7.25% Notes and properly tendered old 7.75% Notes for exchange when we have given oral or written notice to the exchange agent.

    For each old 7.25% Note and each old 7.75% Note validly tendered to us, the holder of the applicable old Note will receive an applicable new Note having a principal amount equal to the principal amount of the tendered old Note. The new 7.25% Notes will bear interest at the same rate and on the same terms as the old 7.25% Notes and the new 7.75% Notes will bear interest at the same rate and on the same terms as the old 7.75% Notes. Consequently, interest on the new 7.25% Notes will accrue at a rate of 7.25% per annum and interest on the new 7.75% Notes will accrue at a rate of 7.75% per annum and, with regard to all Notes, will be payable semiannually in arrears on February 15 and August 15 of each year, commencing August 15, 2001. Interest on each new Note will accrue from the last interest payment date on which interest was paid on the respective surrendered old Note or, if no interest has been paid on such old Note, from the date of the original issuance thereof.

    The issuance of new Notes for old Notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for the old Notes or a timely book-entry confirmation of the old Notes into the exchange agent's account at the book-entry transfer facility, a completed and signed letter of transmittal and all other required documents. If any tendered old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, or if old Notes are submitted for a greater amount than the holder desires to exchange, the unaccepted or non-exchanged old Notes will be returned without expense to the tendering holder as promptly as practicable after the exchange offer expires or terminates. In the case of old Notes tendered by book-entry procedures described below, the non-exchanged old Notes will be credited to an account maintained with the book-entry transfer facility.

CONDITIONS OF THE EXCHANGE OFFER

    We will not be required to accept for exchange any old 7.25% Notes or any old 7.75% Notes and may terminate or amend the exchange offer before the expiration date, if we determine that we are not permitted to effect the exchange offer because of:

    - any changes in law, or applicable interpretations by the SEC; or

    - any action or proceeding is instituted or threatened in any court or governmental agency with respect to the exchange offer.

    If we determine that any of the conditions are not satisfied, we may refuse to accept any old 7.25% Notes or any old 7.75% Notes and return all tendered old 7.25% Notes or all tendered old 7.75% Notes, as the case may be, to the tendering holders or extend the exchange offer and retain all old 7.25% Notes and all old 7.75% Notes tendered before the expiration date, subject to the rights of holders to withdraw such old 7.25% Notes and old 7.75% Notes or waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered old 7.25% Notes and old 7.75% Notes, as the case may be, that have not been withdrawn. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the old Notes and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

    Holders may have certain rights and remedies against us under the Registration Rights Agreement if we fail to close the exchange offer, whether or not the conditions stated above occur. These conditions are not intended to modify those rights or remedies. See "REGISTRATION RIGHTS."

BOOK ENTRY TRANSFER

    The exchange agent will make a request to establish an account for the old 7.25% Notes and for the old 7.75% Notes at the book-entry transfer facility for the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of old 7.25% Notes or old 7.75% Notes by causing the book-entry transfer facility to transfer the applicable old Notes into the exchange agent's account at the book-entry transfer facility in accordance with the book-entry transfer facility's procedures for transfer. However, although delivery of old Notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile, or an agent's message, with any required signature guarantees and any other required documents, must be received by the exchange agent at one of the addresses set forth below under "--Exchange Agent" on or before the expiration date or the guaranteed delivery procedures described below must be complied with.

    The term "agent's message" means a message, transmitted by DTC to the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the letter of transmittal against the participant.

GUARANTEED DELIVERY PROCEDURES

    If a registered holder wishes to tender its old Notes and the old Notes are not immediately available, or time will not permit the holder's old Notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on time, the old Notes may nevertheless be exchanged if:

    - the tender is made through an eligible guarantor institution;

    - before the expiration date, the exchange agent has received from the eligible guarantor institution an agent's message with respect to guaranteed delivery or a completed and signed letter of transmittal, or a facsimile, and a notice of guaranteed delivery, substantially in the form provided by us. Delivery may be made by facsimile transmission, mail or hand delivery. The letter of transmittal and notice of guaranteed delivery must set forth the name and address of the holder of the old Notes and the amount of the old 7.25% Notes or old 7.75% Notes being tendered, state that the tender is being made and guarantee that within five trading days on the New York Stock Exchange ("NYSE") after the date of signing of the notice of guaranteed delivery, the applicable certificates for all physically tendered old Notes, in proper form for transfer, or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

    - the applicable certificates for all physically tendered old Notes, in proper form for transfer, or a book-entry confirmation and all other documents required by the letter of transmittal, are received by the exchange agent within five NYSE trading days after the date of signing the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

    Tenders of old 7.25% Notes or old 7.75% Notes may be withdrawn at any time before the close of business on the expiration date.

    For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth below under "--Exchange Agent." Notice may be sent by facsimile transmission, mail or hand delivery. Any notice of withdrawal must:

    - specify the name of the person who tendered the old Notes to be withdrawn;

    - identify the applicable old Notes to be withdrawn, including the amount of the old 7.25% Notes or the old 7.75% Notes;

    - where certificates for old Notes have been transmitted, specify the name in which the old Notes are registered, if different from that of the withdrawing holder; and

    - state that such holder of the old Notes is withdrawing his election to have such old Notes tendered.

    If certificates for old Notes have been delivered or otherwise identified to the exchange agent, then, before the release of the certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution. If old Notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old Notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, eligibility and time of receipt of the notices, and our determination will be final and binding on all parties. Any old

Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old Notes that have been tendered for exchange, but that are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of old Notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility under the book-entry transfer procedures described above, the old Notes will be credited to an account with the book-entry transfer facility specified by the holder. Properly withdrawn old Notes may be re-tendered by following one of the procedures described under "--Procedures For Tendering Old Notes" above at any time on or before the expiration date.

EXCHANGE AGENT

    Bank One Trust Company, National Association has been appointed as the exchange agent for the exchange offer. All signed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

                  BY MAIL:                          BY HAND, OVERNIGHT MAIL OR COURIER:
Bank One Trust Company, National Association   Bank One Trust Company, National Association
            Attention: Exchanges                           Attention: Exchanges
       Global Corporate Trust Services                Global Corporate Trust Services
   1 Bank One Plaza, Mail Suite IL 1-0122            One North State Street, 9th Floor
           Chicago, IL 60670-0122                            Chicago, IL 60602
                     or                                             or
Bank One Trust Company, National Association   Bank One Trust Company, National Association
            Attention: Exchanges                           Attention: Exchanges
       Global Corporate Trust Services                Global Corporate Trust Services
          14 Wall Street, 8th Floor                      14 Wall Street, 8th Floor
             New York, NY 10005                             New York, NY 10005

                             FOR INFORMATION CALL:
                                 (800) 524-9472
                               Fax: 312-407-8853
                        E-mail: bondholder@em.fcnbd.com

    Delivery of a letter of transmittal to an address other than as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

FEES AND EXPENSES

    We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer and holders who tender old Notes will not be required to pay brokerage commissions or fees.

    We will pay the expenses that will be incurred in connection with the exchange offer. We estimate the expenses will be approximately $100,000.

ACCOUNTING TREATMENT

    For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the new Notes.

TRANSFER TAXES

    Holders who instruct us to register new Notes in the name of a person other than the registered tendering holder will be responsible for paying any applicable transfer tax, as will holders who request that old Notes not tendered or not accepted in the exchange offer be returned to a person other than the registered tendering holder. In all other cases, no transfer taxes will be due.

REGULATORY MATTERS

    We are not aware of any governmental or regulatory approvals that are required in order to complete the exchange offer.

RESALES OF THE NEW NOTES

    With respect to resales of new Notes, based on certain interpretive letters issued by the Staff of the SEC to third parties, we believe that a holder of Notes (other than (i) a broker-dealer who purchased old Notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person who is an affiliate of ours or Qwest's within the meaning of Rule 405 under the Securities Act) who exchanges old Notes for new Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the new Notes, will be allowed to resell the new Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the new Notes a prospectus that satisfies the requirements of the Securities Act. However, a broker-dealer who holds old Notes that were acquired for its own account as a result of market making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act. For a period of 180 days from the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. If any other holder is deemed to be an "underwriter" within the meaning of the Securities Act or acquires new Notes in the exchange offer for the purpose of distributing or participating in a distribution of the new Notes, such holder must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Participation in the exchange offer is voluntary. Old Notes that are not exchanged for new Notes will remain outstanding, continue to accrue interest and will be restricted securities. Accordingly, those old Notes may only be transferred:

    - to a person who the seller reasonably believes is a qualified institutional buyer under Rule 144A under the Securities Act;

    - in an offshore transaction under Rule 903 or Rule 904 of Regulation S under the Securities Act; or

    - under Rule 144 under the Securities Act (if available);

and in accordance with all applicable securities laws of the states of the United States. Following the consummation of the exchange offer, neither we nor Qwest will have any further obligation to such holders to provide for registration under the Securities Act, except that under certain circumstances, we are required to file a shelf registration statement under the Securities Act. See "REGISTRATION RIGHTS."

PAYMENT OF ADDITIONAL INTEREST UPON REGISTRATION DEFAULTS

    If we fail to meet our obligations to complete the exchange offer or file a shelf registration statement, additional interest will accrue on the Notes. For additional information regarding payments of additional interest, please see "REGISTRATION RIGHTS."

USE OF PROCEEDS

    We will not receive any proceeds from the issuance of the new Notes or the closing of the exchange offer.

           CAPITALIZATION OF QWEST COMMUNICATIONS INTERNATIONAL INC.

    The following table sets forth as of March 31, 2001 the historical unaudited consolidated capitalization of Qwest (which prior to the Merger is Old U S
WEST). The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical Consolidated Financial Statements and the notes thereto of Qwest and Old U S WEST, in documents incorporated by reference into this prospectus.

                                                                 MARCH 31, 2001
                                                              ---------------------
                                                                     ACTUAL
                                                              (DOLLARS IN MILLIONS)
                                                                   (UNAUDITED)
Short-term debt, including current portion of long-term
  debt......................................................         $ 4,103
                                                                     =======
Long-term debt..............................................         $17,676
Total stockholders' equity..................................         $40,656
                                                                     -------
  Total capitalization......................................         $58,332
                                                                     =======

    Except as set forth above and in publicly available documents filed with the SEC, there has been no material change in the capitalization of Qwest since March 31, 2001.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges for each of the periods indicated.(1)

                                                                      THREE MONTHS ENDED
                     YEAR ENDED DECEMBER 31,                              MARCH 31,
-----------------------------------------------------------------   ----------------------
        1996              1997       1998       1999       2000       2000        2001
---------------------   --------   --------   --------   --------   --------   -----------
                                                                    (ACTUAL)   (PRO FORMA)
5.20                      5.67       4.75       3.19       1.06       3.49        1.39(2)

------------------------

(1) "Earnings" is computed by adding income before income taxes, extraordinary items and cumulative effect of change in accounting principle and fixed charges. "Fixed charges" consist of interest on indebtedness and the portion of rentals representative of the interest factor.

(2) Excluding Merger-related and other one-time charges of $209 million and an increase in the market value of Global Crossing Ltd. financial instruments of $23 million, the ratio of earnings to fixed charges is 1.88.

                            DESCRIPTION OF NEW NOTES

GENERAL

    Each of the new 7.25% Notes and the new 7.75% Notes will constitute separate series of debt securities ("Debt Securities") under an indenture dated as of June 29, 1998, as supplemented and amended from time to time (the "Indenture"), among us, Qwest and Bank One Trust Company, National Association, as trustee (the "Trustee"). The new 7.25% Notes and the old 7.25% Notes, together, and the new 7.75% Notes and the old 7.75% Notes, together, are each considered to be a single series for all purposes under the Indenture. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the Indenture, which provisions of the Indenture are incorporated herein by reference. Capitalized and other terms not otherwise defined herein will have the meanings given to them in the Indenture. You may obtain a copy of the Indenture from us upon request. See "WHERE YOU CAN FIND MORE INFORMATION."

    The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series. All Debt Securities, including the new Notes are, and will be unconditionally guaranteed as to payment of principal, premium, if any, and interest by Qwest (the "Guarantees"). As of the date of this prospectus, the principal amount of Debt Securities outstanding under the Indenture is approximately $7.95 billion, excluding the Notes.

    Since the new Notes will constitute separate series of Debt Securities under the Indenture, holders of old 7.25% Notes who do not exchange such old 7.25% Notes for new 7.25% Notes will vote together as a separate series of Debt Securities with holders of such new 7.25% Notes of that series for all relevant purposes under the Indenture. Holders of old 7.75% Notes who do not exchange such old 7.75% Notes for new 7.75% Notes will vote together as a separate series of Debt Securities with holders of such new 7.75% Notes of that series for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders under such old 7.25% Notes and old 7.75% Notes (including acceleration following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding Notes of the applicable series. In determining whether holders of the requisite percentage in principal amount of the Notes of the applicable series have given any notice, consent or waiver or taken any other action permitted under the Indenture, any old 7.25% Notes that remain outstanding after the exchange offer will be aggregated with the new 7.25% Notes and the holders of the old 7.25% Notes and the new 7.25% Notes will vote together as a single series for all purposes. The same will be true for the holders of old 7.75% Notes and new 7.75% Notes. Accordingly, all references in this section will be deemed to mean, at any time after the exchange offer is consummated, the requisite percentage in aggregate principal amount of the old 7.25% Notes and the new 7.25% Notes and the old 7.75% Notes and the new 7.75% Notes, as the case may be.

    The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof. The Notes are unsecured obligations of ours and rank equally with all of our other unsecured and unsubordinated indebtedness. The Guarantees are unsecured obligations of Qwest and rank equally with all other unsecured and unsubordinated indebtedness of Qwest. However, because Qwest is a holding company that conducts substantially all of its operations through subsidiaries, the right of Qwest, and hence the right of creditors of Qwest (including holders of the Notes through the Guarantees), to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of Qwest itself as a creditor of the subsidiary may be recognized.

    Interest on the Notes will be payable semiannually in arrears on February 15 and August 15 of each year, commencing August 15, 2001 (each an "Interest Payment Date"), to the persons in whose names the Notes are registered at the close of business on February 1 or August 1, as the case may be, immediately preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date, maturity date or redemption date is a Legal Holiday in New York, New York, the required payment will be made on the next succeeding day that is not a Legal Holiday as if it were made on the date such payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date, maturity date or redemption date, as the case may be, to such next succeeding day. "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York are not required to be open.

    The 7.25% Notes initially will be limited to $2,250,000,000 aggregate principal amount. We and Qwest may "reopen" any series of Debt Securities and issue additional securities of that series without the consent of the holders of that series. The 7.25% Notes are unsecured obligations of ours and rank equally with all of our other unsecured and unsubordinated indebtedness. The 7.25% Notes are unconditionally guaranteed as to payment of principal, premium, if any, and interest by Qwest and the Guarantees rank equally with all of Qwest's other unsecured and unsubordinated obligations. The 7.25% Notes will bear interest at the rate of 7.25% per annum from and including February 14, 2001 or from the most recent interest payment date to which interest has been paid or duly provided for. The 7.25% Notes will mature and the principal amount will be payable on February 15, 2011. The 7.25% Notes will not have the benefit of any sinking fund.

    The 7.75% Notes initially will be limited to $1,000,000,000 aggregate principal amount. We and Qwest may "reopen" any series of Debt Securities and issue additional securities of that series without the consent of the holders of that series. The 7.75% Notes are unsecured obligations of ours and rank equally with all of our other unsecured and unsubordinated indebtedness. The 7.75% Notes are unconditionally guaranteed as to payment of principal, premium, if any, and interest by Qwest and the Guarantees rank equally with all of Qwest's other unsecured and unsubordinated obligations. The 7.75% Notes will bear interest at the rate of 7.75% per annum from and including February 14, 2001, or from the most recent interest payment date to which interest has been paid or duly provided for. The 7.75% Notes will mature and the principal amount will be payable on February 15, 2031. The 7.75% Notes will not have the benefit of any sinking fund.

    Holders of certificated Notes must surrender the Notes to the paying agent to collect principal and interest payments at maturity. Principal, premium, if any, and interest on certificated Notes will be payable at the office of the paying agent maintained for such purpose or, at our option, payment of principal and interest may be made by check mailed to a holder's registered address.

    Payment of principal of and interest and premium, if any, on any Notes represented by one or more permanent global notes in definitive, fully registered form without interest coupons (the "Global Notes") will be made to Cede & Co., the nominee for DTC, as the registered owner of the Global Notes by wire transfer of immediately available funds as described in "--Book-Entry Only; Delivery And Form." The Trustee, through its corporate trust office in the Borough of Manhattan in The City of New York (in such capacity, the "Paying Agent") will act as our paying agent with respect to the Notes. Payments of principal, premium, if any, and interest on the Notes will be made by us through the Paying Agent to DTC.

    The principal of, premium, if any, and interest on the Notes will be payable in U.S. dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. No service charge will be made for any registration of, transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Notes may be presented for registration of transfer or exchange at the office of the Paying Agent in the Borough of Manhattan in the City of New York, or at any other office or agency maintained by us or the Paying Agent for such purpose.

OPTIONAL REDEMPTION

    The Notes will be redeemable at our option, in whole at any time or in part from time to time, on at least 15 days but not more than 60 days prior written notice mailed to the registered holders thereof, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or
(ii) the sum, as determined by the Quotation Agent (as defined below), of the present values of the principal amount of the Notes to be redeemed and the remaining scheduled payments of interest thereon from the redemption date to the maturity date of the Notes to be redeemed, exclusive of interest accrued to the redemption date (the "Remaining Life"), discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of 30-day months) at the Treasury Rate (as defined below) plus 20 basis points, in the case of the 7.25% Notes, and 25 basis points, in the case of the 7.75% Notes, plus, in both cases, accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

    If money sufficient to pay the redemption price of and accrued interest on all of the Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or Paying Agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such Notes (or such portion thereof) called for redemption.

    "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life.

    "Comparable Treasury Price" means, with respect to any redemption date, the average of two Reference Treasury Dealer Quotations for such redemption date.

    "Quotation Agent" means the Reference Treasury Dealer appointed by us.

    "Reference Treasury Dealer" means each of Banc of America Securities LLC and Chase Securities Inc., and their successors; provided, however, that if any of the foregoing will cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

    "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding such redemption date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    We or Qwest may at any time, and from time to time, purchase the Notes at any price or prices in the open market or otherwise.

BOOK ENTRY ONLY; DELIVERY AND FORM

    The new Notes will initially be issued in the form of global securities held in book-entry form. The new Notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC ("Nominee"). Except as set forth below, a global security may not be transferred except as a whole by DTC Nominee, or by Nominee to DTC.

    When a global security is issued, DTC or Nominee will credit, on its internal system, the accounts of persons holding through it with the principal amounts of the individual beneficial interest represented by the global security purchased by those persons in the offering of the new Notes. The accounts were initially designated by the initial purchasers of the old Notes with respect to old Notes sold by the initial purchasers.

    Payment of principal and of interest and premium, if any, on the global securities will be made to Nominee as the registered owner of the global securities by wire transfer of immediately available funds. None of us, Qwest or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

    We have been informed by DTC that upon receipt of any payment of principal of or interest or premium, if any, on the global securities, DTC will credit the participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global securities as shown on the records of DTC. Payment by the participants to owners of beneficial interests in the global securities held through such participants will be the responsibility of such participants, as is the case with securities held by broker-dealers, either directly or through nominees, for the accounts of customers and registered in "street name."

    Because DTC can act only on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in the global securities to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of physical certificate.

    Only participants that have accounts with DTC or persons that hold interests through participants can own beneficial interests in a global security. Ownership of beneficial interests by participants in a global security will be shown on records maintained by DTC or Nominee for the global security, and that ownership interest will be transferred only through those records. Ownership of beneficial interests in the global security by persons that hold through participants will be shown on records maintained by the participant, and the transfer of that ownership interest within the participant will occur only through the participant's records.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. Those limits and laws may make it more difficult to transfer beneficial interests in a global security. We will make payments on the new Notes represented by any global security to DTC or Nominee as the sole registered owner and the sole holder of the new Notes represented by the global security. Neither we, Qwest nor the Trustee, any agent of ours or the initial purchasers will have any responsibility for any aspect of DTC's reports relating to beneficial ownership interests in a global security representing any new Notes or for reviewing any of DTC's records relating to the beneficial ownership interests. DTC has advised us that upon receipt of any payment on any global security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their beneficial interests in the principal or face amount of the global security. We expect that payments by participants to owners of beneficial interests in a global security held through those participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of the participants subject to any statutory or regulatory requirements as may be in effect from time to time.

    So long as DTC or Nominee is the registered owner of the global security, DTC or Nominee will be considered the sole owner or holder of the new Notes represented by the global security for the purposes of receiving payment on the new Notes, receiving notices and for all other purposes under the Indenture and the new Notes. Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of certificated new Notes and will not be considered the holders of the global security for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if the person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the global security or the Indenture. We understand that under existing industry practices, if we request any action of holders or an owner of a beneficial interest in a global security wants to take any action that a holder is entitled to take under the Indenture, DTC would authorize the participants holding the beneficial interest to take that action, and the participants would authorize beneficial owners owning through the participants to take the action on the instructions of beneficial owners owning through them.

    DTC has advised us that it will take any action permitted to be taken by a holder of new Notes only at the direction of a participant to whose account with DTC interests in the global security are credited and only as to the portion of the aggregate principal amount of the new Notes as to which the participant has given that direction. DTC has advised us that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in the securities through electronic book-entry changes in accounts of the participants. This eliminates the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant.

CERTIFICATED NEW NOTES

    New 7.25% Notes and new 7.75% Notes represented by the applicable global securities are exchangeable for certificated new 7.25% Notes or certificated new 7.75% Notes, respectively, only if:

    - DTC notifies us that it is unwilling or unable to continue as a depository for the global security or if at any time DTC ceases to be a registered clearing agency, and a successor depository is not appointed by us within 90 days;

    - we notify the Trustee that the global security will be so transferable, registrable and exchangeable; or

    - an event of default with respect to the new 7.25% Notes or the new 7.75% Notes, as the case may be, has occurred and is continuing.

    Any global security that is exchangeable for certificated new Notes under the preceding sentence will be transferred to, and registered and exchanged for, certificated new Notes in authorized denominations and registered in names that DTC or its nominee holding the global security may direct. Subject to the foregoing, a global security is not exchangeable, except for a global security of the same denomination to be registered in the name of DTC or its nominee. If a global security becomes exchangeable for certificated new 7.25% Notes or certificated new 7.75% Notes, as the case may be:

    - certificated new Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples;

    - payments will be made and transfers will be registered at the office or agency of us maintained for that purposes; and

    - no service charge will be made for any issuance of the certificated new Notes, although we may require payment to cover any tax or governmental charge imposed.

    According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the new Notes represented by the Global Notes will be made in immediately available funds. We will make all payments of principal of and interest and premium, if any, on the Notes in immediately available funds.

    The new Notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the new Notes will therefore be required by DTC to settle in immediately available funds.

CERTAIN COVENANTS

    Other than as described below under "--Limitation On Liens," the Indenture does not contain any provisions that would limit our or Qwest's ability to incur indebtedness or that would afford holders of Notes protection in the event of a sudden and significant decline in our or Qwest's credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us or Qwest. Accordingly, we or Qwest could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect our or Qwest's capital structure or credit rating. See "CREDIT RATINGS."

LIMITATION ON LIENS

    The Indenture contains a covenant that if we mortgage, pledge or otherwise subject to any lien all or some of our property or assets, we will secure the Notes, any other outstanding Debt Securities and any of our other obligations which may then be outstanding and entitled to the benefit of a covenant similar in effect to such covenant, equally and proportionally with the indebtedness or obligations secured by such mortgage, pledge or lien, for as long as any such indebtedness or obligation is so secured. This covenant does not apply to:

    - the creation, extension, renewal or refunding of (a) mortgages or liens created or existing at the time property is acquired, (b) mortgages or liens created within 180 days after property is acquired, or
      (c) mortgages or liens securing the cost of construction or improvement of property; or

    - the making of any deposit or pledge to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify us to conduct all or some part of our business or in order to entitle us to maintain self-insurance or to obtain the benefits of any law relating to workmen's compensation, unemployment insurance, old age pensions or other social security, or with any court, board, commission or governmental agency as security incident to the proper conduct of any proceeding before it.

    The Indenture does not prevent any other entity from mortgaging, pledging or subjecting to any lien any of its property or assets, whether or not acquired from us or Qwest (Section 4.03).

CONSOLIDATION, MERGER AND SALE OF ASSETS

    We may, without the consent of the holders of the Notes or any other outstanding Debt Securities, consolidate with, merge into or be merged into, or transfer or lease our property and assets substantially as an entirety to another entity. However, we may only do this if:

    - the successor entity is a corporation and assumes by supplemental indenture all of our obligations under the Notes, any other outstanding Debt Securities and the Indenture; and

    - after giving effect to the transaction, no Default or Event of Default has occurred and is continuing.

    After that time, all of our obligations under the Notes, any other outstanding Debt Securities and the Indenture terminate (Section 5.01).

    Qwest may, without the consent of the holders of any of the Notes or any other outstanding Debt Securities, consolidate with, merge into or be merged into, or transfer or lease its property and assets substantially as an entirety to another entity. However, Qwest may only do this if:

    - the successor entity is a corporation and assumes by supplemental indenture all of its obligations under the Guarantees and the Indenture; and

    - after giving effect to the transaction, no Default or Event of Default has occurred and is continuing.

    After that time, all of Qwest's obligations under the Guarantees and the Indenture terminate (Section 5.02).

EVENTS OF DEFAULT

    Any one of the following is an Event of Default with respect to any series of Debt Securities, including the 7.25% Notes and the 7.75% Notes
(Section 6.01):

    - if we or Qwest default in the payment of interest on the Debt Securities of such series, and such default continues for 90 days;

    - if we or Qwest default in the payment of the principal of any Debt Security of such series when the same becomes due and payable at maturity, upon redemption, or otherwise;

    - if we or Qwest fail to comply with any of our or their other agreements in the Debt Securities of such series, in the Indenture or in any supplemental indenture under which the Debt Securities of such series were issued, which failure continues for 90 days after we or Qwest receive notice from the Trustee or the holders of at least 25% in principal amount of all of the outstanding Debt Securities of that series; and

    - if certain events of bankruptcy or insolvency occur with respect to us or Qwest.

    If an Event of Default with respect to the Debt Securities of any series occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of all of the outstanding Debt Securities of that series may declare the principal (or, if the Debt Securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable. When such declaration is made, such principal (or, in the case of original issue discount securities, such specified amount) will be immediately due and payable (Section 6.02). The holders of a majority in principal amount of Debt Securities of that series may rescind such declaration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived (other than nonpayment of principal or interest that has become due solely as a result of acceleration).

    Holders of Debt Securities may not enforce the Indenture, the Debt Securities or the Guarantees, except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debt Securities (Section 7.01(e)). Subject to certain limitations, the holders of more than 50% in principal amount of the Debt Securities of each series affected (with each series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power of the Trustee (Section 6.05). The Trustee may withhold from holders of Debt Securities notice of any continuing default (except a default in the payment of principal or interest) if it determines in good faith that withholding notice is in their interests (Section 7.05).

AMENDMENT AND WAIVER

    With the written consent of the holders of more than 50% of the principal amount of the outstanding Debt Securities of each series that will be affected (with each series voting as a class), we, Qwest and the Trustee may amend or supplement the Indenture or modify the rights of the holders of Debt Securities of that series. Such majority of holders may also waive compliance by us or Qwest with any provision of the Indenture, any supplemental indenture or the Debt Securities of any such series except a default in the payment of principal or interest. However, without the consent of the holder of each Debt Security affected, an amendment or waiver may not (Section 9.02):

    - reduce the amount of Debt Securities whose holders must consent to an amendment or waiver;

    - change the rate or the time for payment of interest;

    - change the principal or the fixed maturity;

    - waive a default in the payment of principal or interest, if any;

    - make any Debt Security payable in a different currency; or

    - make any change in the provisions of the Indenture concerning (a) waiver of existing defaults (Section 6.04), (b) rights of holders of Debt Securities to receive payment (Section 6.07), or (c) amendments and waivers with consent of holders of Debt Securities (Section 9.02(a), third sentence).

    We, Qwest and the Trustee may amend or supplement the Indenture without the consent of any holder of any of the Debt Securities (Section 9.01):

    - to cure any ambiguity, defect or inconsistency in the Indenture, the Debt Securities or the Guarantees;

    - to provide for the assumption of all of our obligations under the Debt Securities and the Indenture or of Qwest's obligations under the Guarantees and the Indenture by any corporation in connection with a merger, consolidation or transfer or lease of our or Qwest's property and assets substantially as an entirety;

    - to provide for uncertificated Debt Securities in addition to or instead of certificated Debt Securities;

    - to make any change that does not adversely affect the rights of any holder of Debt Securities;

    - to provide for the issuance of and establish the form and terms and conditions of a series of Debt Securities or the Guarantees, or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of Debt Securities;

    - to add to the rights of holders of any of the Debt Securities; or

    - to secure any Debt Securities as provided under the heading "--Limitation On Liens."

DEFEASANCE

    We and Qwest may defease all of our or their obligations under the 7.25% Notes and the 7.75% Notes and the Indenture with respect to the 7.25% Notes or the 7.75% Notes or any installment of interest on the Notes if we or Qwest irrevocably deposit in trust with the Trustee money or U.S. Government Obligations sufficient to pay, when due, principal and interest on the 7.25% Notes or the 7.75% Notes to maturity or redemption or such installment of interest, as the case may be, and if all other conditions set forth in the 7.25% Notes or the 7.75% Notes are met (Section 8.01).

GUARANTEES

    As described in more detail above under "--General", Qwest has unconditionally guaranteed the payment of principal and interest on the Notes when and as such payments become due and payable. The Guarantees rank equally with all other unsecured and unsubordinated obligations of Qwest. The Notes and the guarantees are unsecured obligations of ours and Qwest, respectively, and rank pari passu among them.

GOVERNING LAW

    The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEE AND THE PAYING AGENT

    Qwest and certain of its affiliates, including us, maintain banking and other business relationships in the ordinary course of business with Bank One Trust Company, National Association. In addition, Bank One Trust Company, National Association and certain of its affiliates serve as trustee, authenticating agent, or paying agent with respect to certain Debt Securities of Qwest and its affiliates.

                              REGISTRATION RIGHTS

    Based on an interpretation by the Staff of the SEC set forth in no-action letters, and subject to the immediately following sentence, we and Qwest believe that the new Notes to be issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of old Notes who is an affiliate of us or Qwest or who intends to participate in the exchange offer for the purpose of distributing the new 7.25% Notes or the new 7.75% Notes, as the case may be, or any broker-dealer who purchased the old Notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:

    - will not be able to rely on the interpretations of the Staff set forth in the no-action letters;

    - will not be entitled to tender such old Notes in the exchange offer; and

    - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

    Neither we nor Qwest intend to seek our own no-action letter, and there can be no assurance that the Staff would make a similar determination with respect to the new Notes as it has in such no-action letters to third parties. Each holder of the old Notes (other than certain specified holders) who wishes to exchange the old Notes for new Notes in the exchange offer will be required to represent that:

    - it is not an affiliate of us or Qwest;

    - it is not a broker-dealer tendering Registrable Securities (as defined in the Registration Rights Agreement) acquired directly from us;

    - the old Notes to be exchanged for new Notes in the exchange offer were acquired in the ordinary course of its business; and

    - at the time of the exchange offer, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new Notes.

    In addition, in connection with any resale of new Notes, any broker-dealer who acquired the new Notes for its own account as a result of market-making or other trading activities (a "Participating Broker-Dealer") and who receives new notes in exchange for such old notes pursuant to the exchange offer, may be deemed to be an "underwriter" within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the new Notes other than a resale of an unsold allotment from the original sale thereof, with the prospectus contained in the registration statement filed in connection with the exchange offer (the "Exchange Offer Registration Statement"). Under the Registration Rights Agreement, we and Qwest are required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such new Notes for a period of 240 calendar days from the issuance of the new Notes.

    If:

    - because of any change in law or in currently prevailing interpretations of the Staff, we or Qwest are not permitted to effect the exchange offer;

    - the exchange offer is not consummated within 240 calendar days of the closing date; or

    - in the case of any holder that participates in the exchange offer, such holder does not receive new Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours or Qwest within the meaning of the Securities Act or as a broker-dealer);

then in each case, we or Qwest will promptly deliver to the holders written notice thereof; and at our or Qwest's sole expense:

    - as promptly as practicable (but in no event more than 90 days after so required or requested pursuant to the Registration Rights Agreement), file a shelf registration statement covering resales of the old Notes (the "Shelf Registration Statement");

    - use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act as soon as practicable; and

    - use our reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of two years (or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period) after the closing date or such time as all of the applicable old Notes have been sold thereunder.

    We or Qwest will, if a Shelf Registration Statement is filed, provide to each holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the old Notes. A holder that sells old Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus, to provide information related thereto and to deliver such prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations). Neither we nor Qwest will have any obligation to include in the Shelf Registration Statement holders who do not deliver such information to us or Qwest.

    If we or Qwest fail to comply with certain provisions of the Registration Rights Agreement, in each case as described below, then a special interest premium (the "Special Interest Premium") will become payable in respect of the old Notes.

    If:

    - the Exchange Offer Registration Statement is not filed with the SEC on or before the 150th calendar day following February 14, 2001 (or by July 13,
      2001);

    - the Exchange Offer Registration Statement is not declared effective on or before the 210th calendar day following February 14, 2001 (or by September 12, 2001); or

    - the exchange offer is not consummated or the Shelf Registration Statement is not declared effective on or before the 240th calendar day following February 14, 2001 (or by October 12, 2001);

the Special Interest Premium will accrue in respect of the old 7.25% Notes or the old 7.75% Notes, as the case may be, from and including the next calendar day following each of (a) such 150-day period in the case of the first bullet listed above, (b) such 210-day period in the second bullet listed above and
(c) such 240-day period in the case of the third bullet listed above, in each case at a rate equal to 0.25% per annum.

    The aggregate amount of the Special Interest Premium in respect of each of the old 7.25% Notes or the old 7.75% Notes, as the case may be, payable pursuant to the above provisions, will in no event exceed 0.25% per annum. If the Exchange Offer Registration Statement is not declared effective on or before the 240th calendar day following February 14, 2001 and we and Qwest request holders of old 7.25% Notes or the old 7.75% Notes, as the case may be, to provide the information called for by the Registration Rights Agreement for inclusion in the Shelf Registration Statement, the old 7.25% Notes or the old 7.75% Notes, as applicable, owned by holders who do not deliver such information to us and Qwest when required pursuant to the Registration Rights Agreement, will not be entitled to any Special Interest Premium for any day after the 240th day following February 14, 2001.

    Upon:

    - filing of the Exchange Offer Registration Statement after the 150-day period described above;

    - effectiveness of the Exchange Offer Registration Statement after the 210-day period described above; or

    - consummation of the exchange offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 240-day period described above;

the interest rate on the old 7.25% Notes or the old 7.75% Notes, as the case may be, from the day of such filing, effectiveness or consummation, as the case may be, will be reduced to the applicable original interest rate set forth on the cover page of this prospectus for the old 7.25% Notes or the old 7.75% Notes.

    If a Shelf Registration Statement is declared effective pursuant to the foregoing paragraphs, and if we and Qwest fail to keep such Shelf Registration Statement continuously (a) effective or (b) useable for resales for the period required by the Registration Rights Agreement due to certain circumstances relating to pending corporate developments, public filings with the SEC and similar events, or because the prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, and such failure continues for more than 60 days (whether or not consecutive) in any twelve-month period (the 61st day being referred to as the "Default Day"), then from the Default Day until the earlier of:

    - the date that the Shelf Registration Statement is again deemed effective or is usable;

    - the date that is the second anniversary of the closing date (or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period); or

    - the date as of which all of the old 7.25% Notes or the old 7.75% Notes, as the case may be, are sold pursuant to the Shelf Registration Statement;

the Special Interest Premium in respect of the old 7.25% Notes or the old 7.75% Notes, as the case may be, will accrue at a rate equal to 0.25% per annum.

    If we or Qwest fail to keep the Shelf Registration Statement continuously effective or useable for resales pursuant to the preceding paragraph, we or Qwest will give the holders notice to suspend the sale of the old 7.25% Notes or the old 7.75% Notes, as applicable, and will extend the relevant period referred to above during which we or Qwest are required to keep effective the Shelf Registration Statement (or the period during which Participating Broker-Dealers are entitled to use the prospectus included in the Exchange Offer Registration Statement in connection with the resale of new 7.25% Notes or the new 7.75% Notes, as the case may be) by the number of days during the period from and including the date of the giving of such notice to and including the date when holders will have received copies of the supplemented or amended prospectus necessary to permit resales of the old Notes or to and including the date on which we or Qwest have given notice that the sale of the old Notes may be resumed, as the case may be.

    Each old Note contains a legend to the effect that the holder thereof, by its acceptance thereof, will be deemed to have agreed to be bound by the provisions of the Registration Rights Agreement.

    The Registration Rights Agreement is governed by, and construed in accordance with, the laws of the State of New York. This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a form of which is available upon request to us or Qwest. In addition, the information set forth above concerning certain interpretations and positions taken by the Staff is not intended to constitute legal advice, and prospective investors should consult their own legal advisors with respect to such matters.

                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

    The following discussion summarizes certain U.S. federal tax consequences of an exchange of old Notes for new Notes in the exchange offer and the purchase, beneficial ownership and disposition of new Notes. For purposes of this summary, a "U.S. Holder" means a beneficial owner of an old Note or a new Note that is for U.S. federal income tax purposes:

    - an individual who is a citizen or resident of the United States;

    - a corporation, partnership or other business entity created or organized under the laws of the United States or any state thereof (including the District of Columbia);

    - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

    - a trust with respect to which a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions.

    An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). A "Non-U.S. Holder" is a beneficial owner of an old Note or a new Note that is not a U.S. Holder.

    This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal tax consequences described herein. This summary addresses only holders that own old Notes or will own new Notes as capital assets and not as part of a "straddle" or a "conversion transaction" for U.S. federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as life insurance companies, tax-exempt entities, regulated investment companies, securities dealers, investors in pass-through entities, and investors whose functional currency is not the U.S. dollar). Persons considering the exchange of their old Notes for new Notes and persons considering the purchase of new Notes should consult their tax advisors concerning the application of U.S. federal tax laws to their particular situations as well as any consequences of the exchange of the old Notes for new Notes and of the purchase, beneficial ownership and disposition of new Notes arising under the laws of any state or other taxing jurisdiction.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER TO U.S. HOLDERS AND
  NON-U.S. HOLDERS

    The exchange of old Notes for new Notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. U.S. Holders and Non-U.S. Holders will not recognize any taxable gain or loss as a result of such exchange and will have the same tax basis and holding period in the new Notes as they had in the old Notes immediately before the exchange.

U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

    TREATMENT OF INTEREST. Stated interest on the new Notes will be taxable to U.S. Holders as ordinary interest income as the interest accrues or is paid in accordance with the holder's regular method of accounting.

    MARKET DISCOUNT. If a U.S. Holder acquires a new Note for an amount that is less than its principal amount by more than a DE MINIMIS amount (generally 0.25% of the principal amount multiplied by the number of remaining whole years to maturity), the amount of the difference will be treated as "market discount." In the event a U.S. Holder acquires a new Note with market discount, unless the U.S. Holder elects to include such market discount in income as it accrues, a U.S. Holder will be required to treat any principal payment on, and any gain on the sale, exchange, retirement or other disposition (including a gift) of, a new Note as ordinary income to the extent of any accrued market discount that has not previously been included in income. In general, market discount on the new Notes will accrue ratably over the remaining term of the new Notes or, at the election of the U.S. Holder, under a constant yield method. In addition, a U.S. Holder could be required to defer the deduction of all or a portion of the interest paid on any indebtedness incurred or continued to purchase or carry a new Note unless the U.S. Holder elects to include market discount in income currently. Such an election applies to all debt instruments held by a taxpayer and may not be revoked without the consent of the Internal Revenue Service (the "IRS").

    AMORTIZATION OF BOND PREMIUM. A U.S. Holder that purchases a new Note for an amount in excess of its stated principal amount will be considered to have purchased the Note at a premium. The U.S. Holder may elect to amortize such premium (as an offset to interest income), using a constant yield method, over the remaining term of the new Note (or to an earlier call date if it results in a smaller amount of amortizable bond premium). Such election, once made, generally applies to all debt instruments held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS. A U.S. Holder that elects to amortize such premium must reduce its tax basis in the related Note by the amount of the premium amortized during its holding period. If a U.S. Holder does not elect to amortize the premium, the amount of such premium will be included in the U.S. Holder's tax basis for purposes of computing gain or loss in connection with a taxable disposition of the new Note.

SALE OR OTHER DISPOSITION OF NEW NOTES

    In general, upon the sale, retirement or other taxable disposition of a new Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between (i) the amount of the cash and the fair market value of any property received on the sale, retirement or other taxable disposition (not including any amount attributable to accrued but unpaid interest or accrued market discount not previously included in income) and (ii) the U.S. Holder's adjusted tax basis in the new Note. A U.S. Holder's adjusted tax basis in a new Note generally will be equal to the cost of the Note to such U.S. Holder, increased by the amount of any market discount previously included in income by the U.S. Holder and reduced by the amount of any payments received by the U.S. Holder, other than payments of qualified stated interest, and by the amount of amortizable bond premium taken into account. Subject to the discussion of market discount above, gain or loss realized on the sale, retirement or other taxable disposition of a new Note will be capital gain or loss.

U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OWNERSHIP
  OF NEW NOTES

    For purposes of the following summary, interest and gain on the sale, exchange or other disposition of a new Note will be considered "U.S. trade or business income" if such income or gain is:

    - effectively connected with the conduct of a trade or business in the United States; or

    - in the case of a treaty resident, attributable to a permanent establishment (or, in the case of an individual, to a fixed base) in the United States.

    TREATMENT OF INTEREST. A Non-U.S. Holder that is not subject to U.S. federal income tax as a result of any direct or indirect connection to the United States other than its ownership of a new Note will not be subject to U.S. federal income or withholding tax in respect of interest income on the new Note if:

    - the interest is not U.S. trade or business income;

    - the Non-U.S. Holder provides an appropriate statement on IRS Form W-8BEN, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person for U.S. federal income tax purposes; and

    - the Non-U.S. Holder is not a "10-percent shareholder," a "related controlled foreign corporation" with respect to us as specially defined for U.S. federal income tax purposes, or a bank whose receipt of interest on the new Notes is described in Section 881(c)(3)(A) of the Code.

    If a new Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to eliminate withholding tax. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8BEN or the substitute form provided by the beneficial owner to the organization or institution. A Non-U.S. Holder that is treated as a partnership for U.S. federal tax purposes generally will be required to provide an IRS Form W-8IMY and to attach an appropriate certification by each beneficial owner of the Non-U.S. Holder (including in certain cases, such beneficial owner's beneficial owners). Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding these possible additional reporting requirements.

    To the extent these conditions are not met, a 30% withholding tax will apply to interest income on the new Note, unless an income tax treaty reduces or eliminates such tax or unless the interest is U.S. trade or business income with respect to such Non-U.S. Holder and the Non-U.S. Holder provides an appropriate statement to that effect. In the latter case, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the new Notes at regular rates applicable to U.S. taxpayers. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to a branch profits tax on such income.

    TREATMENT OF DISPOSITIONS OF NEW NOTES. In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on any amount received (other than amounts in respect of accrued but unpaid interest) upon retirement or disposition of a new Note unless such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other requirements are met, or unless the gain is U.S. trade or business income. In the latter event, Non-U.S. Holders generally will be subject to U.S.

federal income tax with respect to such gain at regular rates applicable to U.S. taxpayers. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to a branch profits tax on such gain.

    TREATMENT OF NEW NOTES FOR U.S. FEDERAL ESTATE TAX PURPOSES. An individual Non-U.S. Holder (who is not domiciled in the United States for U.S. federal estate tax purposes at the time of death) will not be subject to U.S. federal estate tax in respect of a new Note, so long as the Non-U.S. Holder is not a "10-percent shareholder" with respect to us as specially defined for U.S. federal income tax purposes and payments of interest on such new Note would not have been considered U.S. trade or business income at the time of such Non-U.S. Holder's death.

U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

    Under certain circumstances, the Code requires "information reporting" annually to the IRS and to each holder of new Notes, and "backup withholding" at a rate of 31% with respect to certain payments made on or with respect to the new Notes. Backup withholding generally does not apply with respect to certain holders of new Notes, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

    A U.S. Holder may be subject to backup withholding unless such U.S. Holder provides an IRS Form W-9, signed under penalties of perjury, identifying the U.S. Holder, providing such U.S. Holder's taxpayer identification number and certifying such U.S. Holder is not subject to backup withholding.

    A Non-U.S. Holder that provides an IRS Form W-8BEN, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating that the Non-U.S. Holder is not a United States person, will not be subject to IRS reporting requirements and U.S. backup withholding. IRS Forms W-8BEN will generally be required from the beneficial owners of interests in a Non-U.S. Holder that is treated as a partnership for U.S. federal income tax purposes.

    The payment of the proceeds on the disposition of a new Note to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the Non-U.S. Holder either certifies its status as a Non-U.S. Holder under penalties of perjury on IRS
Form W-8BEN (as described above) or otherwise establishes an exemption. The Economic Growth and Tax Relief Reconciliation Act of 2001, signed into law on June 7, 2001, will reduce the backup withholding tax rate from 31% to 30.5% for payments made after August 6, 2001. The backup withholding tax rate will then be gradually reduced each year until 2006, when the backup withholding rate will be 28%.

    The payment of the proceeds on the disposition of a new Note by a Non-U.S. Holder to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker is a "U.S. related person" (as defined below). The payment of proceeds on the disposition of a new Note by a Non-U.S. Holder to or through a non-U.S. office of a U.S. broker or a U.S. related person generally will not be subject to backup withholding but will be subject to information reporting unless the Non-U.S. Holder certifies its status as a Non-U.S. Holder under penalties of perjury or the broker has certain documentary evidence in its files as to the Non-U.S. Holder's foreign status and the broker has no actual knowledge to the contrary.

    For this purpose, a "U.S. related person" is:

    - a "controlled foreign corporation" as specially defined for U.S. federal income tax purposes;

    - a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business; or

    - a foreign partnership if at any time during its tax year one or more of its partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a U.S. trade or business.

    Backup withholding is not an additional tax and may be refunded (or credited against the holder's U.S. federal income tax liability, if any), provided that certain required information is furnished. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

                              PLAN OF DISTRIBUTION

    Each Participating Broker-Dealer that receives new Notes for its own account in the exchange offer must acknowledge that it acquired the old Notes for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "REGISTRATION RIGHTS." A Participating Broker-Dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new 7.25% Notes or new 7.75% Notes received in exchange for old 7.25% Notes or old 7.75% Notes, respectively, where the old 7.25% Notes or the old 7.75% Notes, as the case may be, were acquired as a result of market-making activities or other trading activities. Under the Registration Rights Agreement, we and Qwest have agreed that for a period of 240 calendar days after the expiration date, we will make this prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any resale of new Notes.

    We will not receive any proceeds from any sale of the new Notes by any Participating Broker-Dealer. New Notes received by Participating Broker-Dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new 7.25% Notes or the new 7.75% Notes, as the case may be, or a combination of the methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of the new Notes. Any Participating Broker-Dealer that resells new Notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the new Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of new Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 240 calendar days after closing of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any

Participating Broker-Dealer that requests the documents in the letter of transmittal. We have agreed to pay all expenses incident to our or Qwest's performance of, or compliance with, the Registration Rights Agreement and all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the old Notes, but excluding commissions or concessions of any brokers or dealers, and will indemnify the holders, including any broker-dealers, and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

    We have not entered into any arrangements or understandings with any person to distribute the new Notes to be received in the exchange offer.

                                 LEGAL MATTERS

    Certain legal matters with respect to the 7.25% Notes and the 7.75% Notes will be passed upon for us and Qwest by O'Melveny & Myers LLP, Los Angeles, California, and by Yash A. Rana, Vice President, Senior Associate General Counsel and Assistant Secretary of Qwest, and for us by Holme Roberts & Owen LLP, Denver, Colorado. O'Melveny & Myers LLP, Los Angeles, California, is also passing on certain federal income tax matters in connection with the 7.25% Notes and the 7.75% Notes.

                                    EXPERTS

    The consolidated financial statements and schedules of Qwest for the year ended December 31, 2000 included in Qwest's Annual Report on Form 10-K filed with the SEC on March 16, 2001, incorporated by reference in this prospectus and the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") permits the board of directors of Qwest Communications International Inc. ("Qwest") to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of Qwest, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

    Qwest's Restated Certificate of Incorporation and Bylaws provide for indemnification of its directors and officers to the fullest extent permitted by law.

    As permitted by section 102 of the DGCL, Qwest's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to Qwest and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under section 174 of the DGCL, for liability for any breach of the director's duty of loyalty to Qwest or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

    The Registrant's Bylaws provide for the indemnification of directors and officers to the extent permissible under applicable law. Section 7-109-102 of the Colorado Business Corporation Act (the "CBCA") specifies the circumstances under which a corporation may indemnify its directors, officers, employees or agents. For acts done in a person's "official capacity," the CBCA generally requires that an act be done in good faith and in a manner reasonably believed to be in the best interests of the corporation. In all other civil cases, the person must have acted in good faith and in a way that was not opposed to the corporation's best interests. In criminal actions or proceedings, the CBCA imposes an additional requirement that the actor had no reasonable cause to believe his conduct was unlawful. In any proceeding by or in the right of the corporation, or charging a person with the improper receipt of a personal benefit, no indemnification, except for court-ordered indemnification for reasonable expenses occurred, can be made. Indemnification is mandatory when any director or officer is wholly successful, on the merits or otherwise, in defending any civil or criminal proceeding. The rights granted by the Bylaws will not be deemed exclusive of any other rights to which those seeking indemnification, contribution, or advancement of expenses may be entitled under any statute, certificate or articles of incorporation, agreement, contract of insurance, vote of shareholders or disinterested directors, or otherwise. The rights of indemnification and advancement of expenses provided by or granted pursuant to the Bylaws will continue as to a person who has ceased to be an indemnified representative in respect of matters arising before such time and will inure to the benefit of the heirs, executors, administrators, and personal representatives of such a person.

    The directors and officers of Qwest and Registrant are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act which might be incurred by them in such capacities and against which they cannot be indemnified by or on behalf of Qwest or Registrant.

    The agents, dealers or underwriters who executed the agreements filed as
Exhibit 1 to this registration statement agreed to indemnify Qwest and Registrant directors and their officers who signed the registration statement against certain liabilities which might arise under the Securities Act with respect to information furnished to Qwest and Registrant by or on behalf of any such indemnifying party.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    Exhibits identified in parentheses below are on file with the Commission and are incorporated herein by reference to such previous filings. All other exhibits are provided as part of this electronic transmission.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
        (1-A)           Purchase Agreement, dated February 7, 2001, by and among the
                        Registrant, Qwest, Chase Securities Inc. and Banc of America
                        Securities LLC, as representatives of the initial purchasers named therein.

        (4-A) Registration Rights Agreement, dated February 14, 2001, by and among the Registrant, Qwest and the initial purchasers named therein.

        (4-B)           Forms of Letter of Transmittal, Broker Letters and Notice of
                        Guaranteed Delivery.

        (4-C)           Indenture dated as of June 29, 1998 by and among the
                        Registrant, Qwest and Bank One Trust Company, National
                        Association as Trustee filed as Exhibit 4(a) to Old U S
                        WEST's Form 8-K dated November 18, 1998, File No. 1-14087.
                        The form or forms of debt securities with respect to each
                        particular series of debt securities registered hereunder
                        will be filed as an exhibit to a Current Report on Form 8-K of Qwest Communications International Inc. and incorporated herein by reference.

        (5-A)           Opinion of O'Melveny & Myers LLP with respect to legality of the securities being registered.

        (5-B) Opinion of Holme Roberts & Owen LLP, with respect to authority to issue the securities being registered.

          (8)           Opinion of O'Melveny & Myers LLP with respect to certain tax matters.

         (12)           Computation of Ratio of Earnings to Fixed Charges.

       (23-A)           Consent of Arthur Andersen LLP.

       (23-B)           Consent of O'Melveny & Myers LLP (included in Exhibit 5-A).

       (23-C)           Consent of Holme Roberts & Owen LLP (included in
                        Exhibit 5-B).

         (24)           Powers of Attorney (included on Signature Page).

         (25)           Statement of Eligibility of Trustee (Form T-1).

ITEM 22.  UNDERTAKINGS.

    (a) The undersigned hereby undertakes:

        (1) That before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (d) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (e) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

    (f)  The undersigned hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
    Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Qwest Communications International Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 12th day of July, 2001.

                                                       QWEST COMMUNICATIONS INTERNATIONAL INC.

                                                       By:               /s/ YASH A. RANA
                                                            -----------------------------------------
                                                                           Yash A. Rana
                                                             VICE PRESIDENT, SENIOR ASSOCIATE GENERAL
                                                                 COUNSEL AND ASSISTANT SECRETARY

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Yash A. Rana, as his attorney in fact and agent, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on July 12, 2001.

PRINCIPAL EXECUTIVE OFFICER:

                /s/ JOSEPH P. NACCHIO
     -------------------------------------------
                  Joseph P. Nacchio
                                                       Chairman
                                                         and
                                                         Chief
                                                         Executive
                                                         Officer

PRINCIPAL FINANCIAL OFFICER AND ACCOUNTING OFFICER:

                /s/ ROBIN R. SZELIGA
     -------------------------------------------
                  Robin R. Szeliga
                                                       Executive
                                                         Vice
                                                       President
                                                         & Chief
                                                       Financial
                                                         Officer

DIRECTORS:

               /s/ PHILIP F. ANSCHUTZ
     -------------------------------------------
                 Philip F. Anschutz
                                                       Director,
                                                        Chairman
                                                         of the
                                                         Board

                /s/ JOSEPH P. NACCHIO
     -------------------------------------------
                  Joseph P. Nacchio
                                                       Director


                /s/ LINDA G. ALVARADO
     -------------------------------------------       Director
                  Linda G. Alvarado

                /s/ CRAIG R. BARRETT
     -------------------------------------------       Director
                  Craig R. Barrett

                   /s/ HANK BROWN
     -------------------------------------------       Director
                     Hank Brown

                /s/ THOMAS J. DONOHUE
     -------------------------------------------       Director
                  Thomas J. Donohue

                /s/ JORDAN L. HAINES
     -------------------------------------------       Director
                  Jordan L. Haines

                /s/ CANNON Y. HARVEY
     -------------------------------------------       Director
                  Cannon Y. Harvey

                /s/ PETER S. HELLMAN
     -------------------------------------------       Director
                  Peter S. Hellman

                  /s/ VINOD KHOSLA
     -------------------------------------------       Director
                    Vinod Khosla

                /s/ MARILYN C. NELSON
     -------------------------------------------       Director
                  Marilyn C. Nelson

                  /s/ FRANK POPOFF
     -------------------------------------------       Director
                    Frank Popoff

                 /s/ CRAIG D. SLATER
     -------------------------------------------       Director
                   Craig D. Slater

               /s/ W. THOMAS STEPHENS
     -------------------------------------------       Director
                 W. Thomas Stephens

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Qwest Capital Funding, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 12th day of July, 2001.

                                                       QWEST CAPITAL FUNDING, INC.

                                                       BY:               /S/ YASH A. RANA
                                                            -----------------------------------------
                                                                           Yash A. Rana
                                                             VICE PRESIDENT, SENIOR ASSOCIATE GENERAL
                                                                 COUNSEL AND ASSISTANT SECRETARY

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Yash A. Rana as his attorney in fact and agent, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on July 12, 2001.

PRINCIPAL EXECUTIVE OFFICER:

                /s/ JOSEPH P. NACCHIO
     -------------------------------------------
                  Joseph P. Nacchio
                                                       Chairman
                                                         and
                                                         Chief
                                                         Executive
                                                         Officer

PRINCIPAL FINANCIAL OFFICER AND ACCOUNTING OFFICER:

                /s/ ROBIN R. SZELIGA
     -------------------------------------------
                  Robin R. Szeliga
                                                       Executive
                                                         Vice
                                                       President
                                                         & Chief
                                                       Financial
                                                         Officer

DIRECTORS:

                /s/ DRAKE S. TEMPEST
     -------------------------------------------
                  Drake S. Tempest
                                                       Director

                /s/ ROBIN R. SZELIGA
     -------------------------------------------
                  Robin R. Szeliga
                                                       Director

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
        (1-A)           Purchase Agreement, dated February 7, 2001, by and among the
                        Registrant, Qwest, Chase Securities Inc. and Banc of America
                        Securities LLC, as representatives of the initial purchasers named therein.

        (4-A) Registration Rights Agreement, dated February 14, 2001, by and among the Registrant, Qwest and the initial purchasers named therein.

        (4-B)           Forms of Letter of Transmittal, Broker Letters and Notice of
                        Guaranteed Delivery.

        (4-C)           Indenture dated as of June 29, 1998 by and among the
                        Registrant, Qwest and Bank One Trust Company, National
                        Association as Trustee filed as Exhibit 4(a) to Old US
                        WEST's Form 8-K dated November 18, 1998, File No. 1- 14087.
                        The form or forms of debt securities with respect to each
                        particular series of debt securities registered hereunder
                        will be filed as an exhibit to a Current Report on Form 8-K of Qwest Communications International Inc. and incorporated herein by reference.

        (5-A)           Opinion of O'Melveny & Myers LLP with respect to legality of the securities being registered.

        (5-B) Opinion of Holme Roberts & Owen LLP, with respect to authority to issue the securities being registered.

          (8)           Opinion of O'Melveny & Myers LLP with respect to certain tax matters.

         (12)           Computation of Ratio of Earnings to Fixed Charges.

       (23-A)           Consent of Arthur Andersen LLP.

       (23-B)           Consent of O'Melveny & Myers LLP (included in Exhibit 5-A).

       (23-C)           Consent of Holme Roberts & Owen LLP (included in
                        Exhibit 5-B).

         (24)           Powers of Attorney (included on Signature Page).

         (25)           Statement of Eligibility of Trustee (Form T-1).